EXHIBIT 99.1

Transcript of

BK Technologies Corporation

BK Technologies Corporation Third Quarter 2022 Earnings Conference Call

November 3, 2022

Participants

John Nesbett - IMS Investor Relations, BK Technologies Corporation

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Analysts

Brett Reiss - Janney Montgomery Scott

Presentation

Operator

Good morning, ladies and gentlemen and welcome to the BK Technologies Corporation Conference Call for the Third Quarter 2022. This call is being recorded. All participants have been placed on a listen-only mode. Following management's remarks, the call will be opened for questions. There is a slide presentation that accompanies today's remarks which can be accessed via the webcast.

At this time, it is my pleasure to turn the floor over to your host for today, John Nesbett of IMS Investor Relations. Please go ahead.

John Nesbett - IMS Investor Relations, BK Technologies Corporation

Thank you. Good morning and welcome to our conference call to discuss BK Technologies results for the third quarter 2022. On the call today are John Suzuki, Chief Executive Officer and Scott Malmanger, Chief Financial Officer. I will take a moment to read the Safe Harbor Statements. Statements made during this conference call and presented in the presentation that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to projections or statements of future goals and targets regarding the company's revenue and profits.

These statements are subject to known and unknown factors and risks. The company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements and some of the factors and risks that could cause or contribute to such material differences have been described in this morning's press release and in BK's filings with the U.S. Securities and Exchange Commission. These statements are based on information and understandings that are believe to be accurate as of today and we do not undertake any duty to update such forward-looking statements.

Okay, I will now turn the call over to John Suzuki, CEO of BK Technologies. Go ahead, John.

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John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you everyone for joining today. I will start by reviewing some of the highlights of our operations and financial results during the quarter. Then I will turn it over to our Chief Financial Officer, Scott Malmanger for a deeper dive into our financials. We will conclude by opening up the call for a brief Q&A.

We saw a significant booking activity driven by our BKR 5000, which resulted in record bookings of $28 million in the quarter. This represents our third consecutive quarter achieving record bookings. And year-to-date for the first nine months of 2022, we recorded bookings of $62.8 million, which surpasses full-year 2021 bookings. That said, our top line performance was impacted by Hurricane Ian which cause shipment and delivery delays during the last week in the quarter, which I'll detail a bit later.

We continue to make progress towards the launch of our next generation BKR 9000 multiband device. During the quarter, we completed our second manufacturing build of the product and encountered some issues which are being addressed. Nonetheless, we have maintained our targeted launch date to occur during the fourth quarter of 2022. We believe this product has tremendous potential because its multiband capabilities will provide opportunities in several new market verticals. With this expanded exposure, our potential addressable market will be exponentially larger.

Finally, our new software-as-a-service or SaaS business unit, which launched last February has developed and launched our first SaaS service InteropONE. A new Push-To-Talk over cellular service, which enables game changing universal interoperability to first responders in the public safety sector. Our BKR 5000 radio continues to see strong traction in the marketplace. As I just mentioned, we achieved record bookings of $28 million in the third quarter of 2022 and almost $63 million in bookings in the first nine months. As new and existing customers upgrade their radio fleets, they recognize the high performance, durability and value of our BKR 5000 driving strong demand for this product.

As discussed in the last quarter, to meet this demand, we added a second production line in our Melbourne, Florida facility, significantly increasing our manufacturing capabilities. With the second line and an easing in supply chain constraints, radio production improved during the third quarter as compared to the second quarter. With our visibility today, we believe we're well positioned to fulfill a large portion of our now $42 million in backlog orders before the close of 2022.

Looking at margin performance, during the third quarter we saw improved gross margins as cost for materials and freight started to return to historical levels. While some pressure remains, we have begun to see more component availability and an easing in the supply chain. As a result of these positive developments, we expect margins to return to more historical levels by December 2022.

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As material availability improves and production rates increase, we believe we are well positioned to work through our backlog, while continuing to meet the growing demand that we're seeing for our products. As many of you know, in the last week of September, Hurricane Ian passed directly over our Melbourne facility. And we are grateful that our employees and our facility came through the storm largely unharmed. However, operations were halted for two days, delaying production.

Regional transportation was impacted throughout the week, temporarily suspending receipt of deliveries to our factory and shipments to our customers. As a result, some revenue that was expected to be recognized in the third quarter shifted into the first two weeks of October. And as you can see on the next slide, despite heightened radio production, radio deliveries in the third quarter slipped slightly as compared to the second quarter. Radio deliveries are a key metric for us as they represent when we realize revenue. And as you can see, we're forecasting significant growth in our delivery numbers in the fourth quarter of 2022. As I just mentioned, our Q3 shipments on this graph don't give the full picture of what was accomplished.

As Hurricane Ian shutdown region wide transportation, limiting our ability to ship radios and our customers' ability to receive and record delivery. For delivery point customers we don't recognize a radio as shipped until it has been confirmed as received, which resulted in the shortfall illustrated here. With production ramped up, during the month of October, radio shipments reached 3,900 units. We expect this production rate will continue through the balance of Q4 and we're targeting a minimum delivery of 10,650 radios in Q4.

Year-to-date through September 30, we delivered almost 14,000 radios. And we reiterate our projection to deliver at least 24,600 radios for the full-year. With our additional production capabilities, record bookings and elevated backlog, we believe we're on track for a significant lead heightened shipment activity for Q4 2022. And we anticipate that we will continue this momentum through at least the first half of 2023. Based on this, we expect to ship a minimum of 32,000 radios in 2023.

Shifting now to our product development pipeline, we continue to make great progress advancing our new BKR 9000 multiband product. In August, we started to take pre-production orders from our dealer channel and key customers. In September, we came across some issues as we completed our second manufacturing run. But we're addressing those and remain confident in targeting an end of year 2022 launch. Currently, we're building radios to submit for FCC testing, and certification.

Typically, it takes eight to 10 weeks to test, file and receive FCC certification. And once received, we are authorized to commence shipment. I want to take a moment to address the market opportunity for our new SaaS business. Since the cellular company started rolling out LTE broadband service back in 2010, public safety agencies have been embracing LTE cellular service as a method to connect their vehicles. The amount of public safety spend has been growing rapidly each year and is projected globally to be $15.4 billion in 2025.

BK SaaS business unit is focused on the next growth area, which we believe is connecting first responders through their smartphones, thereby expanding the communications platform to keep them connected in virtually any environment. By leveraging smartphone technology advancements and the LTE 5G network, as first responders exits their vehicle, new innovative, public safety smartphone applications will make them safer and more effective. We believe that our patent pending technology, which maximizes safety and promotes efficiency and execution has the potential to revolutionize public safety communications in an industry, where situational awareness and response times are everything.

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Our SaaS unit is developing several new solutions to address a variety of challenges. And our offerings now include BK smartphone app BKRplay. And our first SaaS service InteropONE. BKRplay is our smartphone application through which we can deliver a wide range of new public safety services. InteropONE, which was launched in October is the only Push-To-Talk Over Cellular service that enables on demand universal, interoperable group communications. The offering was developed as a public safety service that can efficiently, reliably and immediately connect first responders who arrived at an emergency situation from different agencies using different cellphone carriers.

In 2023, we plan to launch new features that will tether the BKR Series Radio with the first responder smartphone to enhance the user experience of BKRplay services. We anticipate that by offering an enhanced experience BKRplay will drive incremental sales of our BKR Series Radios. Our smartphone application BKRplay is now available in the Apple Store, and will be available soon in the Google app stores.

When LTE service was first introduced, the public safety community believed that LTE technology could deliver the holy grail of universal group Push-To-Talk communications to offers responders. LTE was expected to be the platform which delivered interoperable communications in its highest form. However, while LTE enables any smartphone user to talk and text to any other smartphone user, regardless of cellular carrier provider, when it comes to group Push-to-Talk service, the industry has gone in the opposite direction, segmenting first responders into isolated silos. This practice has made interoperability between agencies, which may use competing service providers very difficult.

Imagine, if you were an AT&T customer and you can only talk with other AT&T customers. No one would expect that level of service as an individual consumer. But as a public safety agency, you have no choice when it comes to Push-To-Talk group communications. No choice until now. InteropONE breaks us paradigm. With InteropONE, a prime subscriber can invite any smartphone user to Push-To-Talk group communications and established communications in five minutes or less. It is this unique capability that sets InteropONE above all other services, because it delivers on the promise of universal interoperable Push-To-Talk group communications.

There are about 1.9 million public service Push-To-Talk over cellular subscribers in the U.S. today. Currently, these subscribers are distributed between the main cellular carriers and other over the top service providers. Each service provider competes to win each public service agency to build their subscriber base. InteropONE takes a different approach. Our goal is to get just one prime subscriber per public service agency. With over 30,000 agencies in the U.S., we view our market opportunity to be at least 30,000 subscribers, or 1.6% of the current subscriber base.

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We believe that this unique pay-as-you-go and calling party pays billing model. The average revenue per subscriber could be between $1,000 to $5,000 annually. This creates a new $30 million to $150 million market, which BK is positioned to capture. Since launching InteropONE, the public safety market feedback can be summarized in three comments. First, InteropONE is novel. No other competing service today can bring together at large smartphone users on demand for group Push-To-Talk communications. Second, the pay-as-you-go billing model maps well to emergency response. If InteropONE improves first responder response times, lives can be saved so the expense is justified.

Lastly, with the calling party pays billing model, the potential for payment disputes between responding agencies is removed the very simple model. The agency that calls for assistance, pays the bill for interoperable unseen communications.

At this point, I'd like to turn it over to Scott Malmanger, our Chief Financial Officer, who will review the financial and operating highlights. Scott?

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Thanks, John. The following is a summary of our financial and operating results for the period ending September 30, 2022. Sales for the third quarter totaled approximately $11.9 million compared with $12.6 million for the same quarter last year. As John mentioned, Hurricane Ian impacted shipments and deliveries in the quarter, resulting in approximately $1.5 million in revenue shifting from the third quarter to the fourth quarter.

Importantly, third quarter bookings reached a record of $28 million and we have received bookings of $63 million in the first nine months of 2022. Gross profit margins as a percentage of sales in the third quarter were 19% compared to 33% for the third quarter last year. This was primarily due to cost increases in material and freight related to supply chain constraints as compared to the third quarter of 2021. We have begun to see an easing in the supply chain constraints and we're optimistic. We will continue to see sequential margin improvement approaching historical levels by the end of the year.

Selling, general and administrative expenses or SG&A for the third quarter totaled approximately $4.6 million compared with $4.5 million for the same quarter last year. Operating loss totaled $2.4 million compared with an operating loss of about $370,000 for the third quarter of last year. In the quarter, we recognize the realized and unrealized non-cash gain of approximately $76,000 on the investment in our FG Financial Group compared to an unrealized loss of about $2.2 million in the third quarter of 2021.

As of September 30, 2022, working capital totaled approximately $14.6 million, of which approximately $9.4 million is comprised of cash, cash equivalents, and trade receivables. This quarter marks the 26th consecutive payment of quarterly dividends to shareholders under our capital return program. That concludes my remarks.

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John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thanks, Scott. With the tremendous market appeal of the BKR 5000 the launch of InteropONE and the impending launch of our BKR 9000 multiband radio as we move through to close 2022 and look forward BK has a lot to be excited about. We continue to target the achievement of our annual revenues exceeding $100 million by 2025. And we anticipate that our new products and our enhanced manufacturing capabilities in Melbourne will help drive higher margins in the business. With that, we will now move to the question-and-answer portion of the conference. Operator, we're now ready to open the floor for questions.

Operator

Certainly, the floor is now open for questions. [Operator Instructions] Your first question is coming from [indiscernible]. Please pose your question. Your line is live.

Q: Hey guys, thanks for taking my question. First off, can you help us understand how backlog translates to revenue in the fourth quarter?

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Thanks for the question, Zach. I think the best way to answer that question is this way, if you look at our nine months revenue, and divide it by the number of radios shipped, you get about $2,000 per radio. Obviously, there's revenue mix, and other factors that can move the number around a bit. But that is a fair number to use. You can then take that number and multiply it by the 10,650 radios that we expect to ship in the fourth quarter and get the low end of the revenue that we can reasonably realize in the fourth quarter. As you can see, it can be potentially a very good quarter.

Q: Great, thank you. And then just one more, you disclosed a strong backlog of $42 million. Can you help us understand how we should think about when you realize that backlog?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

So this is John, Zach. Good morning to you, sir. So I think as Scott mentioned, right, we're planning to ship over 10,000 radios in the fourth quarter, we plan to keep that production rate through the first half of 2023. The goal is to burn down our current backlog and get back to normal lead times which was 30 days. In fact, I'd like to get to a point where I actually have radios on the shelf to respond to customer demand. We anticipate that we will maintain this elevated rates certainly through Q4 and Q1, and as we move into Q2, or the first half of 2023.

Q: Great, thanks guys. That's all for me.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Zach.

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Operator

Your next question is coming from Brett Reiss with Janney Montgomery Scott. Please pose your question. Your line is live.

Q: Thank you. Hi, John. Hi, Scott.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Good morning, Brett.

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Good morning.

Q: I know you don't give guidance on earnings and margins. But John, you did say your thought margins by December 2022 would approach historic margins. So, this quarter the margins were 19%. Last quarter -- comparing it to the quarter last year, it was 33%. Is that where margins are heading or in the fourth quarter or is that more aspirational?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

No, I think it's what we're seeing, right? So we had been talking about the supply chain pressure for most of the year. We've also been talking about the things that we've been doing to mitigate that. Those mitigation actions are now in place and started with production in September, and going through October. So I believe our statement was that we were going to be at historic levels by December of this year. So we hold by that. So if you look at what we did on average, I think for gross margins in '21, it was in the mid-30s aligned. So that's kind of where we expect to be at the December timeframe. Then when you blend that over a quarter and then over the year, obviously that's different. But on a go-forward basis, that's where we believe we'll end the year.

Q: Okay, now looking into 2023, when your revenue mix is going to include the higher margin 9000 radio, the gravitational pull of margins upward once that becomes more meaningful in your revenue mix, what are we looking at? Could it raise margins 300 basis points, 500 basis points? Can you give us any sense of that, if possible?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

So your statements are all correct, Brett. So what I will say is, we still have more runway on our current portfolio to improve margins. And because of the volumes that we have, that certainly is a focus of ours, because we think that will drive the fastest profitability. So there's still runway to improve upon what we expect to see in December. So I'll make that first statement.

The second statement, with the 9000, it does command much higher margins. But the volume mix between our current portfolio and the 9000 as it relates to '23, the percentage of the 9000 revenue is going to be substantially small compared to the balance of the portfolio.

So even though, I'm coming in at a very high margin or a lot higher margin than the 5000, just the amount of tonnage that we're doing in our current portfolio is going to be pretty significant in '23. I think you'll start seeing from a margin impact, more of a margin impact in '24 as the mix of 9000s to say 5000s becomes closer.

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Q: Great. And since this story is getting a lot more interesting and exciting. Any chance for expanded research, coverage by other shops?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Yes, I mean clearly, that's what we desire. We've had a lot of interest in the company. We're certainly doing a lot of outreach. I tell the story that we believe we're in an inflection point. And I think you're seeing with our backlog at $42 million, the fact that our production is now ramped up. The fact that we got 3,900 radios out in October. I mean, it tells us story that this thing is ramped up. And so, I think with that story and some actual execution that they can visibly see, I think we'll get more and more interest and more and more coverage.

Q: Great. Thank you for taking my questions.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Brett. Have a good morning.

Operator

There appears to be no further questions in queue at this time. I would now like to return the floor back over to management for any clothing remarks.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you all for participating in today's call. We look forward to speaking with you again, when we report our Q4 and year-end 2022 results in March of 2023. All the best to all of you and have a great day.

Operator

Thank you ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

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